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FOR IMMEDIATE RELEASE:
June 30, 1998


                  OWOSSO CORPORATION ANNOUNCES COMPLETION OF
                       ACQUISITION OF M. H. RHODES, INC.

                 ANNOUNCES DEFINITIVE AGREEMENT TO SELL DEWEZE

June 30, 1998 - King of Prussia, PA -- Owosso Corporation (Nasdaq: OWOS) today announced that it has completed the previously announced acquisition of M.H. Rhodes, Inc. ("Rhodes") for $2.9 million, or $14.51 per share, cash. Rhodes is a manufacturer of mechanical timers and photoelectric controls located in Avon, Connecticut. In its fiscal year ended December 31, 1997, Rhodes reported net sales of $8.5 million and EBITDA of $0.5 million. Owosso will merge the operations of its Connecticut-based Cramer Company subsidiary into Rhodes' facility over the next few months. Joseph L. Morelli, Rhodes' president, will be president of the combined operation.

George B. Lemmon, Jr., Owosso's president and chief executive officer, commented, "We are pleased to have M.H. Rhodes join Owosso's group of companies. We see an excellent opportunity to combine the resources of Rhodes and Cramer into one operation that is more efficient and profitable than the two companies were on a separate basis. We believe this will position the combined company for a better future. Although Cramer and Rhodes make different products, their manufacturing processes are similar, and we expect significant cost savings through manufacturing efficiencies and reduced overhead.

"As we have mentioned, there will be some one-time charges taken in the first months following the merger related to duplicate overhead, severance costs and other expenses, which we expect to be approximately $1.5 - $2.0 million on a pretax basis."

Separately, Owosso announced that it has signed a definitive agreement to sell the assets of its DewEze Manufacturing business to Harper Industries, Inc., a company formed by the president of the subsidiary. As previously announced, the selling price will be determined based on a premium of $200,000 over the net book value of the net assets acquired. Owosso expects to receive approximately $4.4 million in cash and a note for $0.7 million in payment for DewEze's assets.

Owosso Corporation is a diversified manufacturer of engineered component products and specialized equipment. By operating in narrowly defined niche markets, Owosso seeks to achieve revenue growth through market penetration and new product development, while maximizing profit margins. Owosso currently has manufacturing facilities in nine states and sells its products nationwide.

To receive additional information on Owosso Corporation, call Owosso's toll-free investor services line at 1-888-OWOS-010, or visit Owosso's web site, owosso.com.


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This press release contains forward-looking statements that involve a number of risks and uncertainties. The sale of DewEze is subject to the satisfaction of customary conditions, some of which are outside the Company's control. Accordingly, there can be no assurance that the sale will be completed. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the ultimate cost and timing of moving Cramer's business and realization of anticipated cost savings in the merger, as well as the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 26, 1997 and Forms 10-Q for the quarters ended January 25, 1998 and April 26, 1998 in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."